FOR IMMEDIATE RELEASE

BROWN-FORMAN CFO PLANS TRANSITION TO PART-TIME STATUS;
COMPANY INITIATES SEARCH FOR SUCCESSOR


         Louisville, KY, June 2, 2000 -- Brown-Forman Corporation announced today that Chief Financial Officer Steven B. Ratoff will shift to part-time status at the company. As a result of this change, Ratoff will in time relinquish his CFO duties but will continue to play a key role at Brown-Forman. To ensure an orderly transition, Ratoff will remain on a full-time basis as CFO until the search for his successor is complete and the new person is in place at Brown-Forman. The company anticipates naming a new CFO this fall.

         Brown-Forman Chairman Owsley Brown II said that Ratoff requested the change to part-time status so that he could spend more time on his many outside interests, including various entrepreneurial ventures. "Since joining our company as Chief Financial Officer in 1994, Steve Ratoff has brought enormous creativity and skill to the office, and we have benefited greatly from his fresh perspective, strategic ideas, and advocacy for change," stated Brown. "While we will miss his contributions as CFO, we are delighted that he will continue to play an important role at Brown-Forman."

         When he begins his part-time work, Ratoff will focus on improving general and administrative functions and business transaction processes, assist in refining the company's Information Technology strategies, as well as other activities.

         Prior to joining Brown-Forman, Ratoff was an investor in a number of small, privately held companies. He was senior vice president and chief financial officer of the Pharmaceutical Group of Bristol-Myers Squibb from 1990-1992 and previously held various other positions there from 1975.

         Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Canadian Mist, Southern Comfort, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware, and Hartmann Luggage.